Exhibit 99.1 - News Release of Lee Enterprises, Incorporated dated June 28, 2012

201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises decides against reverse stock split

DAVENPORT, Iowa (June 28, 2012) – The Board of Directors of Lee Enterprises, Incorporated (NYSE: LEE), has elected not to effect a reverse stock split. At the annual meeting in March, stockholders had granted the board discretionary authority until June 30 to decide.

Mary Junck, chairman and chief executive officer, said the board considered current market conditions, business forecasts and other factors that could affect shareholder value, including the prospect for continued listing on the New York Stock Exchange.

Lee received notification in February 2012 that it had returned to compliance with an NYSE listing standard requiring an average closing price of at least $1.00 per share over 30 consecutive days of trading. The NYSE has granted Lee until February 2013 to return to compliance with a standard requiring average equity market capitalization of not less than $50 million over 30 consecutive days of trading.

Carl Schmidt, Lee vice president, chief financial officer and treasurer, said Lee’s average equity market capitalization has exceeded $50 million since February 2012. As of June 28, 2012, with approximately 51.8 million shares outstanding and a closing price of $1.65 per share, Lee’s equity market capitalization totaled $85.5 million.

The NYSE continues to monitor the company’s compliance with the equity market capitalization standard, and Lee continues to be listed under a plan approved by the NYSE. Schmidt said the company expects future issues, if any, to be successfully addressed within the time frame required under the NYSE rules.

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 48 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 23 states. Lee's newspapers have circulation of 1.3 million daily and 1.6 million Sunday, reaching nearly four million readers in print alone. Lee's websites and mobile and tablet products attracted 25.9 million unique visitors in March 2012. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS – The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are our ability to generate cash flows and maintain liquidity sufficient to service our debt, comply with or obtain amendments or waivers of the financial covenants contained in our credit facilities, if necessary, and to refinance our debt as it comes due. Other risks and uncertainties include the impact and duration of continuing adverse economic conditions, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, maintaining our listing status on the NYSE, competition and other risks detailed from time to time in our publicly filed documents. Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “project”, “consider” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this report. We do not undertake to publicly update or revise our forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

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